Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The audits referred to in our report dated July 11, 2007, with respect to the consolidated financial statements of American Woodmark Corporation, included the related financial statement schedules (Schedule II – Valuation and Qualifying Accounts) as of April 30, 2007 and 2006 and for each of the years in the three-year period ended April 30, 2007 included in Item 15(a)2 of the Company’s 2007 Annual Report on Form 10-K. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-12631), (Form S-8 No. 333-12623), (Form S-8 No. 333-41900), (Form S-8 No. 333-68434), (Form S-8 No. 333-122438), (Form S-8 No. 333-136867), and (Form S-8 No. 333-141621) of our reports dated July 11, 2007, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the April 30, 2007 Annual Report on Form 10-K of American Woodmark Corporation.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective May 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of April 30, 2007.

/s/ KPMG LLP

Roanoke, Virginia
July 11, 2007